UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/08/2009

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23930

Washington	91-1549568
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington 98101
(Address of principal executive offices, including zip code)

(206) 623-7612
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On May 14, 2009, Targeted Genetics Corporation announced that the staff of the Nasdaq Stock Market (the "Staff") has granted the Company an extension of the deadline to regain compliance with Nasdaq Listing Rule 5550(b), which requires companies listed on the Nasdaq Capital Market to maintain a minimum of $2,500,000 in shareholders' equity, $35,000,000 in market value of listed securities or $500,000 in net income from continuing operations. Under the terms of the extension, the Company must complete certain transactions on or before July 22, 2009 and demonstrate compliance with Listing Rule 5550(b) prior to its next periodic filing and upon its periodic filing for the quarter ending September 30, 2009.

The Company's ability to regain compliance with Listing Rule 5550(b) depends on the results of the Company's continuing negotiations with third parties. The Company can offer no assurance that it can complete these transactions before the deadline or that it can regain or maintain compliance even if these transactions are completed. If the Company does not meet the extension requirements or regain compliance with Listing Rule 5550(b) within the required time periods, the Nasdaq staff will provide written notification that the Company's securities will be delisted. The Company may appeal the Nasdaq staff's determination to a listing qualifications panel, but there can be no assurance that the Company would be successful if it were to appeal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation

Date: May 14, 2009	By:	/s/ David J. Poston
David J. Poston
Vice President, Finance and Chief Financial Officer